EXHIBIT 99.1

Exponent Reports Solid Third Quarter Fiscal 2014 Results

MENLO PARK, Calif., Oct. 22, 2014 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the third quarter and nine months ended October 3, 2014.

For the third quarter of 2014, revenues before reimbursements increased 6% to $74,264,000 as compared to $70,096,000 in the same period of 2013. Total revenues increased 4% to $78,557,000 as compared to $75,231,000 in the same period one year ago.

Net income for the third quarter of 2014 was $11,040,000, or $0.80 per diluted share, as compared to $11,094,000, or $0.79 per diluted share, reported in the same period of 2013. EBITDA1 increased 5% to $19,688,000 in the third quarter of 2014, as compared to $18,784,000 in the same period one year ago.

For the nine-month period, revenues before reimbursements increased 4% to $219,562,000, as compared to $211,007,000 in the same period of 2013. Total revenues increased 3% to $231,093,000, as compared to $223,396,000 in the same period one year ago.

Net income for the nine months increased 5% to $31,458,000, or $2.26 per diluted share, as compared to $29,918,000, or $2.13 per diluted share, in the same period of 2013. For the same period EBITDA1 increased 6% to $56,000,000, as compared to $52,863,000 in the same period one year ago.

During the first nine months of 2014, Exponent repurchased $27.9 million of common stock, and paid dividends of $9.8 million. The Company closed the third quarter with $141.6 million in cash, cash equivalents and short-term investments.

"Our performance in the third quarter delivered solid revenue growth and strong margins as a result of improved utilization," commented Dr. Paul Johnston, President and CEO. "We continued our work for a broad set of clients with strong demand from the consumer electronics, oil and gas, utilities and biomedical industries.

"During the quarter, we had notable contributions in our environmental and health segment from our environmental sciences, ecological sciences, and chemical regulation and food safety practices. In our engineering and other scientific segment we had notable performances from our mechanics and materials, biomedical, human factors and structures practices.

"For the full year 2014, we continue to believe the growth in revenues before reimbursement will be in the low single digits, but are raising our expectations for the EBITDA1 margin to be approximately flat with fiscal year 2013. We have a challenging comparison in the fourth quarter as 2013 had an additional week and our defense business will be significantly down as a result of the withdrawal from Afghanistan. As a result we expect revenues before reimbursement for the fourth quarter of 2014 to be slightly down as compared to the same period of 2013.

"Exponent continues to build upon its unique position in the marketplace as a multi-disciplinary engineering and scientific consulting firm. We believe our consulting staff's in-depth technical knowledge and broad experience will allow us to continue to help clients solve their most important engineering, scientific and business problems. As a result we continue to be excited about the opportunities in front of us," concluded Dr. Johnston.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Wednesday, October 22, 2014, starting at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. The audio of the conference call is available by dialing 719-325-2420 or 888-539-3696. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing 719-457-0820 or 888-203-1112, and entering passcode 7015768#.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 90 technical disciplines to address complicated issues facing industry and government today. The firm has been best known for analyzing accidents and failures to determine their causes, but in recent years it has become more active in assisting clients with human health, environmental and engineering issues associated with new products to help prevent problems in the future.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. The Private Securities Litigation Reform Act of 1995 subject to the safe harbor creates such forward-looking statements. When used in this document and in the documents incorporated herein by reference, the words "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading "Risk Factors" and elsewhere in the report. The Company should not regard the inclusion of such forward-looking information as a representation or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended October 3, 2014 and September 27, 2013
(unaudited)
(in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2014	2013	2014	2013

Revenues
Revenues before reimbursements	$ 74,264	$ 70,096	$ 219,562	$ 211,007
Reimbursements	4,293	5,135	11,531	12,389

Revenues	78,557	75,231	231,093	223,396

Operating expenses
Compensation and related expenses	43,948	44,801	138,855	137,795
Other operating expenses	6,715	6,440	19,482	18,794
Reimbursable expenses	4,293	5,135	11,531	12,389
General and administrative expenses	4,363	3,695	11,809	10,814

	59,319	60,071	181,677	179,792

Operating income	19,238	15,160	49,416	43,604

Other income (expense), net
Interest income, net	33	14	117	95
Miscellaneous income, net	(896)	2,341	2,605	5,592
	(863)	2,355	2,722	5,687

Income before income taxes	18,375	17,515	52,138	49,291

Income taxes	7,335	6,421	20,680	19,373

Net income	$ 11,040	$ 11,094	$ 31,458	$ 29,918

Net income per share:
Basic	$ 0.82	$ 0.82	$ 2.33	$ 2.19
Diluted	$ 0.80	$ 0.79	$ 2.26	$ 2.13

Shares used in per share computations:
Basic	13,469	13,598	13,509	13,638
Diluted	13,824	13,993	13,889	14,047

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
October 3, 2014 and January 3, 2014
(unaudited)
(in thousands)

	October 3,	January 3,
	2014	2014
Assets
Current assets:
Cash and cash equivalents	$ 115,614	$ 122,948
Short-term investments	26,009	33,171
Accounts receivable, net	89,089	76,980
Prepaid expenses and other assets	12,630	10,450
Deferred income taxes	11,141	8,135
Total current assets	254,483	251,684
Property, equipment and leasehold improvements, net	28,812	28,721
Goodwill	8,607	8,607
Other assets	60,154	55,154
	$ 352,056	$ 344,166

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$ 11,011	$ 8,442
Accrued payroll and employee benefits	54,496	56,934
Deferred revenues	5,848	6,771
Total current liabilities	71,355	72,147
Other liabilities	37,997	34,628
Deferred rent	2,162	2,332
Total liabilities	111,514	109,107

Stockholders' equity:
Common stock	16	16
Additional paid-in capital	158,909	141,250
Accumulated other comprehensive (loss)/income	(353)	109
Retained earnings	241,074	226,040
Treasury stock, at cost	(159,104)	(132,356)
Total stockholders' equity	240,542	235,059
	$ 352,056	$ 344,166

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended October 3, 2014 and September 27, 2013
(unaudited)
(in thousands)

	Quarter Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2014	2013	2014	2013

Net Income	$ 11,040	$ 11,094	$ 31,458	$ 29,918

Add back (subtract):

Income taxes	7,335	6,421	20,680	19,373
Interest income, net	(33)	(14)	(117)	(95)
Depreciation and amortization	1,346	1,283	3,979	3,667

EBITDA (1)	19,688	18,784	56,000	52,863

Stock-based compensation	2,710	2,501	10,585	10,832

EBITDAS (1)	$ 22,398	$ 21,285	$ 66,585	$ 63,695

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to compliment operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.